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                                                                   Exhibit  23.1


Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-33449, No. 33-35311, and No. 33-48581) pertaining to (a) the
Harley-Davidson, Inc. 1986 Stock Option Plan and the Harley-Davidson, Inc. 1988 Stock Option Plan; (b) the Harley-Davidson Retirement Savings Plan for Salaried Employees, the Harley-Davidson Retirement Savings Plan for Milwaukee and Tomahawk Hourly Bargaining Unit Employees, and the Holiday Rambler LLC Employees Retirement Plan; and (c) the Harley-Davidson, Inc. 1990 Stock Option Plan of our report dated January 20, 1996, with respect to the consolidated financial statements and schedules of Harley-Davidson, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 1995.



                                                               ERNST & YOUNG LLP

Milwaukee, Wisconsin
March 28, 1996